UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

October 1, 2013

MAGELLAN HEALTH SERVICES, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-6639	58-1076937
(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

55 NOD ROAD
AVON, CONNECTICUT	06001
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (860) 507-1900

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 Other Events

On October 1, 2013, pursuant to the Agreement and Plan of Merger dated September 6, 2013 (the “Merger Agreement”) an indirect wholly-owned subsidiary of Magellan Health Services, Inc. (“Magellan”) merged with and into Partners Rx Management LLC (“Partners Rx”) in a cash-out merger transaction (the “Merger”).  As a result of the Merger, Magellan became the owner of all outstanding ownership interest of Partners Rx, which will now operate as an indirect wholly-owned subsidiary of Magellan.

As consideration for the Merger, Magellan paid $100 million in cash, subject to working capital adjustments as provided in the Merger Agreement.  Pursuant to the Merger Agreement, certain principal owners of Partners Rx purchased a total of $10 million in Magellan restricted common stock, which will generally vest over three years with 50% vesting on the second anniversary of closing of the Merger and 50% vesting on the third anniversary of such closing, conditioned on continued employment with Magellan on the applicable vesting dates.

Partners Rx is a full-service commercial pharmacy benefits management company (“PBM”) with a strong focus on health plans and self-funded employers primarily through sales through third party administrators (“TPAs”), consultants and brokers.

On October 1, 2013, Magellan issued a press release announcing the acquisition of Partners Rx.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements, Pro Forma Financial Information and Exhibits

(d)  Exhibits:

Exhibit Number	Description
10.1	Agreement and Plan of Merger, dated as of September 6, 2013, among Magellan Health Services, Inc., Cactus Acquisition LLC, Partners Rx Management LLC, and Holder Repco LLC.
99.1	Registrant’s press release dated October 1, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGELLAN HEALTH SERVICES, INC.

Date: October 1, 2013	By:	/s/ Jonathan N. Rubin
Name: Jonathan N. Rubin
Title: Executive Vice President and Chief Financial Officer